NAVTEQ Agrees to Acquire Traffic.com

I am very pleased to announce that NAVTEQ has agreed to acquire Pennsylvania-based Traffic.com — a leading provider of real-time customized traffic reports for drivers coast-to-coast in the United States.

A news release and Securities and Exchange Commission filing containing additional details were issued today and can be accessed on NAVTEQ’s home page at your convenience. But I wanted to share some of my thoughts as quickly as possible so you have a sense of what this means to the Company.

Traffic.com was incorporated in 1998 and is a public company. It has more than 650 employees and is based in Wayne, Pennsylvania, with more than 20 facilities located across the U.S. It offers traffic information that meets the unique needs of consumers and can be delivered across multiple platforms, including radio, television, the Internet, wireless devices and in-vehicle navigation systems. Traffic.com serves 50 metropolitan areas across the United States covering approximately 100 million drivers, of which 70 million are daily commuters. NAVTEQ’s John MacLeod will lead Traffic.com.

As we said in our news release, we believe this acquisition will offer immediate enhancements to both of our companies by strengthening NAVTEQ’s position in the rapidly growing dynamic content business and expanding the reach of Traffic.com. We also believe it will further extend our technology platform for the future development of dynamic data in all geographies.

As a reminder, per our longstanding policy, all outside inquiries should be referred as follows:

-Investment community: Tom Fox

-Customers: Winston Guillory, Jeff Mize and Rich Shuman

-News media: Kelly Smith

NAVTEQ continues to focus on enhancing the quality and experience offered by our core map data product. Traffic.com will help us further improve our ability to deliver the relevant, real-time content that our customers continue to request. Together, our two companies have the potential to create advanced location content to fuel the next generation of location-enabled applications. Please join me in sending a warm welcome to Traffic.com’s management team and employees.

Judson

This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities. All offers will be made only by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933. NAVTEQ will file a registration statement, which will contain a proxy statement/prospectus of NAVTEQ and Traffic.com, and other relevant documents with the Securities and Exchange Commission (SEC) with respect to the proposed merger. A definitive proxy statement/prospectus, when available, will be sent to security holders of Traffic.com seeking their approval of the proposed merger. Investors and security holders are urged to read carefully the definitive proxy statement/prospectus and other materials when they become available before making any voting or investment decision because it will contain important information regarding NAVTEQ, Traffic.com and the proposed merger.

The documents filed with the SEC by NAVTEQ may be obtained free of charge from NAVTEQ’s website at www.navteq.com or by directing a request to NAVTEQ Corporation, 222 Merchandise Mart, Suite 900 Chicago, Illinois 60654, Attention: Investor Relations, telephone: (312) 894-7000. The documents filed with the SEC by Traffic.com may be obtained free of charge from Traffic.com’s website at www.traffic.com or by directing a request to Traffic.com, Inc., 851 Duportail Road, Wayne, PA 19087, Attention: Investor Relations, telephone: (610) 725-9700.

NAVTEQ, Traffic.com and their respective executive officers, directors and other employees may be deemed to be participants in the solicitation of proxies from the stockholders of Traffic.com in favor of the proposed merger. Information about the executive officers, directors and other employees of NAVTEQ and Traffic.com and their direct or indirect interests, by security holdings or otherwise, in the merger will be set forth in the proxy statement/prospectus when it becomes available.